UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 21, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2012,  A123 Systems, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”), notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ based on Listing Rule 5450(a)(1), and describing a timetable for bringing the Company into compliance with that rule.

The Company’s common stock remains listed on NASDAQ under the symbol AONE.  The Company has been provided 180 calendar days, or until February 19, 2013, to regain compliance, in accordance with Listing Rule 5810(c)(3)(A). If at any time before then, the Company’s common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, NASDAQ staff will notify the Company that it has regained compliance.

If the Company has not met the requirements of Rule 5450(a)(1) by February 19, 2013, but meets the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The Nasdaq Capital Market (other than the minimum bid price requirement), then the Company may be eligible for an additional 180 day compliance period  by submitting an application to transfer its securities to The Nasdaq Capital Market.  In order to qualify, the Company will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split if necessary.  If it appears to NASDAQ staff that the Company will not be able to cure the deficiency during this second compliance period, or if the Company is otherwise not eligible, the staff will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the bid price for its common stock between now and February 19, 2013, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: August 22, 2012	By:	/s/ Eric J. Pyenson
Eric J. Pyenson
Vice President and General Counsel